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                     November 10, 2022

       Christopher P. Calzaretta.
       Chief Financial Officer
       Armstrong World Industries, Inc.
       2500 Columbia Avenue
       Lancaster, Pennsylvania 17603

                                                        Re: Armstrong World
Industries, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            Form 8-K
                                                            Furnished February
22, 2022
                                                            File No. 001-02116

       Dear Christopher P. Calzaretta.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing